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                                                                    EXHIBIT 99.1

NEWS RELEASE

[TRANSTEXAS GAS CORPORATION LOGO]

FOR IMMEDIATE RELEASE
CONTACT: Bob Alexander or Philip D. Devlin

              Phone: (281) 987-8600
              Fax:   (281) 986-8865
              Email: ir@transtexasgas.com


              TRANSTEXAS AND SUBSIDIARIES SUCCESSFULLY EMERGE FROM
                           CHAPTER 11 REORGANIZATION

HOUSTON, TX AUGUST 29, 2003 - TransTexas Gas Corporation (OTC BB: TTXGQ) today reported that it, and its subsidiaries, Galveston Bay Processing Corporation and Galveston Bay Pipeline Company, have emerged from their joint Chapter 11 proceedings, effective yesterday, August 28, 2003 ("Reorganized TransTexas" or the "Company"), pursuant to the Confirmation Order of the United States Bankruptcy Court for the Southern District of Texas, Corpus Christi Division ("Confirmation Order") and the Plan of Reorganization proposed by Thornwood Associates LP ("Thornwood"), an entity affiliated with Carl C. Icahn. Distributions and payments will be made as contemplated in Thornwood's Plan or Reorganization. Certain matters with respect to the Plan are summarized below. Reference is made to the Plan for a complete statement of those and other matters.

Thornwood's Plan of Reorganization provides that, on the Effective Date, which is August 28, 2003, all of the Company's Senior Preferred Stock and Common Stock was cancelled, without payment or any interest in Reorganized TransTexas being given to existing shareholders. TransTexas' $200,000,000 15% Senior Secured Notes due 2005 (the "Notes") were also cancelled on the Effective Date. However, pursuant to the Confirmation Order, holders of the Notes who each held, in the aggregate, more than 1% of the total outstanding amount of $200,000,000 as of the Distribution Record Date of August 18, 2003, will receive their pro-rata allocation of 120,000 shares of new stock to be issued by Reorganized TransTexas. Holders of the Notes who each held, in the aggregate, less than 1% of the total outstanding amount, as of the Distribution Record Date of August 18, 2003 will receive their pro rata allocation of $1,000,000 in cash, as soon as is practicable, distributed through the Indenture Trustee, U.S. Bank, N.A., acting as Disbursing Agent. Holders of unsecured claims are entitled to their pro rata share of $400,000 cash, net of expenses, to be distributed by the Post-Confirmation Committee of unsecured creditors.

In connection with the consummation of the Plan of Reorganization, the Company has filed a Form 15 with the Securities and Exchange Commission, thereby electing to terminate its reporting obligations under Section 12(g) of the Securities Exchange Act of 1934. Effectively, TransTexas will cease to exist as a public reporting company. The Company has notified the Depository Trust Company and the OTC Bulletin Board of the Effective Date.

Pursuant to Thornwood's Plan of Reorganization, there will be a fundamental change in the management of the Company. Reorganized TransTexas has entered into a management agreement with National Energy Group, Inc., an entity in which Carl
C. Icahn owns a significant interest, which will operate the Company and its oil and gas properties. National Energy Group, based in Dallas, has substantial oil and gas experience and a large number of producing wells that it currently manages in Texas, Oklahoma and Louisiana.

The Company is engaged in the exploration, production and transmission of natural gas and oil, primarily in South Texas, including the Eagle Bay field in Galveston Bay and the Southwest Bonus field in Wharton County. Information on the Company, including the Company's filings with the Securities and Exchange Commission may be found on the internet at http://www.transtexasgas.com.

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Except for the historical information contained herein, the matters set forth in this news release may contain forward looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. Potential risks and uncertainties include such factors as fluctuations in natural gas and crude oil pricing over which the Company has no control, the ultimate success of exploration drilling programs, the competitive nature of the oil and gas exploration, development and production industries and the uncertainties associated with the drilling, completing and operating of natural gas and oil wells. Investors are directed to consider such risks and other uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission, if any.